UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 26, 2004

QUANEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-5725	38-1872178
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 West Loop South, Suite 1500, Houston, Texas 77027
(Address of principal executive offices)

Registrant's telephone number, including area code:   713-961-4600

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On August 26, 2004, Quanex Corporation issued a press release (the "Press Release") reporting its earnings results for the third quarter of fiscal year 2004. The foregoing is qualified by reference to the Press Release which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)     Exhibit 99.1. Press release dated August 26, 2004

Exhibit Index
99.1	Press release dated August 26, 2004

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANEX CORPORATION (Registrant)
August 26, 2004 (Date)	/s/ TERRY M. MURPHY Terry M. Murphy Vice President - Finance & Chief Financial Officer (Principal Financial Officer)

Exibit 99.1

Quanex Announces Fiscal Third Quarter 2004 Results

Record Net Sales and Operating Income

    Increased Cash Dividend 12% and Authorized Additional Stock Buyback
          Recent Acquisitions Continued to Exceed Expectations
                 Full Year Earnings Guidance $3.25 - $3.75

HOUSTON, Aug. 26, 2004 (PRIMEZONE) -- Quanex Corporation (NYSE:NX) announced fiscal third quarter results for the period ending July 31, 2004. Net sales were a record $424.1 million in the quarter, up 71% over a year ago, and included net sales of $106.5 from the Company's recent acquisitions of MACSTEEL Monroe and TruSeal Technologies. Demand at the Vehicular Products and Building Products segments was robust throughout the quarter, and backlogs remain healthy for the remainder of the fiscal year. Operating income was a record $35.3 million, and income from continuing operations was $21.0 million, up 40% compared to last year's third quarter. Diluted earnings per share from continuing operations were $1.26, up 37% from a year ago.

Third quarter 2004 diluted earnings per share from continuing operations of $1.26 include the operating results from Monroe and TruSeal of approximately $0.34 per share and a LIFO charge of $0.19 per share. Third quarter 2003 diluted earnings per share from continuing operations of $0.92 include an executive life insurance benefit of $0.13 per share and a LIFO charge of $0.02 per share. Excluding the financial impact of the acquisitions, the LIFO charges and the life insurance benefit, results are up 36% for the third quarter 2004 over the third quarter 2003.

Net sales for the third quarter 2003 were $247.4 million. Income from continuing operations and diluted earnings per share from continuing operations for the third quarter 2003 were $15.0 million and $0.92, respectively.

Highlights

Raymond A. Jean, chairman and chief executive officer stated, "We delivered to our investors back-to-back record quarterly operating income resulting from: (1) robust customer demand, (2) new customer programs, (3) improved margins, (4) accretive acquisitions, and (5) ongoing company-wide lean initiatives. North American light vehicle builds in our third quarter were in line with the year-ago period. Heavy duty truck builds remain very strong compared to last year, with builds up this quarter some 40% over this time last year. Housing starts and remodeling activity remained at high levels through the quarter as well," Jean said.

"We announced an increase in our quarterly cash dividend from $0.17 to $0.19 per share, which equates to a $0.76 per share dividend on an annualized basis. The Board also authorized the Company to reload its stock buyback program, increasing the existing authorization up to one million shares. These actions are consistent with our excellent financial results and our prospects for the future. Quanex historically generates very strong cash flow, and for fiscal 2004, we anticipate operating cash flow to be in the $100 million to $115 million range at this time. Looking out the next few years, we believe we can manage our business to generate robust cash that will enable us to continue to fund the growth of our core businesses while rewarding our long-term shareholders. Our last dividend increase occurred in the second quarter of 2003," said Jean.

"Excellent progress continued with the integration of MACSTEEL Monroe and TruSeal Technologies. Both facilities continue to exceed our operating and financial expectations. On an annualized basis, we believe the two acquisitions will now generate diluted earnings per share this year of $0.75 to $0.85, after interest expense, up an additional $0.15 per share from our previous estimate," continued Jean.

Quanex uses the LIFO method of accounting to enhance its cash flow, which requires the Company to revalue inventories year to year. Raw material costs, particularly steel scrap, are up substantially from the end of last year, which negatively impacts ongoing inventory valuations based on the LIFO method. For the third quarter, the Company booked a $5.0 million pre-tax, non-cash LIFO charge.

 Quarterly Financials  ($ in millions, except per share data)
                           3rd 2004    3rd 2003   Inc/dcr

 Net Sales                   $424.1     $247.4      71%
 Operating Income              35.3       20.3      74%
 Income from Continuing
 Ops.                          21.0       15.0      40%

 Basic EPS from
 Continuing Ops.              $1.28     $ 0.93      38%
 Diluted EPS from
 Continuing Ops               $1.26      $0.92      37%

 Segment Commentary

 VEHICULAR PRODUCTS  ($ in millions)
                             3rd qtr 2004      3rd qtr 2003
                             ------------      ------------
 Net Sales                         $226.0             $98.3
 Operating Income                    24.9              11.7

The Vehicular Products segment is focused on providing customers with value-added, engineered steel bar products and extrusions. Key market drivers are primarily light vehicle and heavy duty truck production.

"Combined North American light vehicle builds and heavy duty truck builds remained at high levels during the quarter. Customer demand at our engineered steel products business remained strong, and our operations ran at very high utilization rates. Automotive OEMs trimmed light vehicle inventory days about 13% in July from June, to 64 days. This appears to be holding OEM build schedules to slightly below this time last year, and with our new programs, our backlog will remain strong throughout the fourth quarter," continued Jean.

"Engineered steel bar shipments were up 92% in the quarter versus the year-ago quarter, and up 17% when you set aside shipments from our recently acquired Monroe facility. Operating income increased due to excellent demand and improved margins, the result of a higher scrap surcharge. Average raw material costs were about even with the second quarter," Jean said.

  BUILDING PRODUCTS     ($ in millions)

                          3rd qtr 2004     3rd qtr 2003
   Net Sales                    $198.1           $149.1
   Operating Income               20.3             12.3

The Building Products segment is focused on providing customers with engineered products and components for window and door manufacturers, and is a large producer of common alloy aluminum sheet. Key market drivers are residential building and remodeling markets.

"Our engineered products business experienced very strong sales throughout the quarter," Jean said. "Demand for our window and door components remained high as housing starts and remodeling activity generally remained brisk. Customer demand is expected to again be strong in our fourth quarter."

"Our aluminum sheet business had an excellent quarter as both sales and operating income were up from last quarter and the year-ago quarter as well. Shipments were strong to our building and construction customers. Further benefiting the aluminum sheet business this year has been the gradual improvement in demand from our capital equipment, service center, and transportation customers. The business experienced higher prices that more than offset increases in material costs, and improved credit terms with many of its customers," said Jean.

Outlook

Customer demand in the Company's two target markets, vehicular products and building products, is expected to remain strong through the remainder of the fiscal year, supported by an improving economy and strong market drivers.

Vehicular Products - 2004 North American light vehicle builds are expected to be essentially in line with last year's production. Heavy truck builds for 2004 could end the calendar year up 50% over 2003 builds of 175,000, while demand in the capital equipment, farm/construction and seamless tubing industry is expected to continue to improve.

The business model for our engineered steel products business is built primarily on supplying customers with engineered alloy and carbon steel bar products whose prices are based on annual contracts, with quarterly surcharge adjustments for raw material costs. In a period of escalating raw material costs, as has been experienced over the last 12 months, earnings are reduced by the inherent three (3) month lag in the surcharge adjustment. For instance, in the July/August time period, the business experienced raw material cost increases of some $90 per ton over June. These higher costs will be recovered, but not until the new surcharge adjustment takes effect on October 1. In a period of declining scrap costs, earnings are enhanced. To appreciate the business' normalized earnings power, financial results that reach beyond quarterly timeframes will need to be considered.

Building Products - Market drivers should remain positive through the remainder of the Company's fiscal year, resulting in excellent order activity. Housing starts for 2004 are expected to be very close to last year's record 1.85 million units, while remodeling expenditures, which the Company believes account for about one half of the segment's sales, are also expected to remain at healthy levels. The engineered products business will continue to deliver excellent operating results. At the aluminum sheet business, the Company expects continued strong sales and rising income, driven by robust customer demand and a much improved aluminum sheet supply/demand balance.

Quanex's earnings outlook for the fourth quarter remains favorable when compared to year-ago results. But the volatility of steel scrap costs and its influence on the valuation of LIFO inventories at year-end make the fourth quarter earnings outlook difficult to predict. Notwithstanding the above, the Company's original, annual 2004 diluted earnings per share guidance from continuing operations of $3.25 to $3.75 remains appropriate.

Other

The Company continues to account for stock options using the current transition provisions of SFAS No. 123. Accordingly, Quanex does not reflect the option expense in its income statement or diluted earnings per share. However, the Company does disclose the impact on net income and diluted earnings per share in the footnotes to its SEC financial statements. Expensing stock options in the third quarter would have reduced net income by about $525,000 after-tax, or $.03 on a diluted earnings per share basis.

On March 31, 2004, Quanex announced its plans for restructuring Piper Impact and called for the sale of the business. The Company stated that while Piper Impact continued to generate positive cash flow, its market focus is no longer aligned with Quanex's strategic direction of serving the vehicular products and building products markets. As part of the restructuring effort, Piper's third quarter operating results have been reclassified as discontinued operations. Quanex has a letter of intent to sell the business, and is currently working with the buyer on a definitive agreement. At this point in the process, Quanex expects proceeds from the sale of Piper to be below the division's net book value, and accordingly, recorded a $3.1 million after-tax write-off in discontinued operations for the third quarter.

On July 1, 2004, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) made a preliminary proposal that would require all issuing companies of contingent convertible debentures to show the full, dilutive impact of these debentures on their financial statements. Based on the EITF proposal currently under review, this could mean an additional 2.2 million shares of earnings dilution to Quanex and have an annualized earnings per share impact of approximately $0.30 - $0.35 per common share. However, the Company does have the option to settle its convertible obligation with either common stock, cash or a combination of the two. If the Company chooses to settle its entire convertible obligation with cash, it would not be required to show the dilutive impact of the higher share count in the calculation of its earnings per share.

Cash Dividend Raised & Declared

The Board of Directors raised the quarterly cash dividend approximately 12%, or $0.02 per share, which equates to an annualized increase of $0.08 per share. The quarterly cash dividend of $0.19 is payable to shareholders of record on September 15, 2004, and is payable September 30, 2004.

Corporate Profile

Quanex is a $1.5 billion industry-leading manufacturer of value-added, engineered materials and components serving the Vehicular Products and Building Products markets.

Financial Statistics as of 7/31/04

Book value per common share: $29.20; Total debt to capitalization: 28.69%; Return on invested capital: 8.62%; Return on common equity: 10.71%; Actual number of common shares outstanding: 16,519,457

Definitions

Book value per common share - calculated as total stockholders' equity as of balance sheet date divided by actual number of common shares outstanding;

Total debt to capitalization - calculated as the sum of both the current and long term portion of debt, as of balance sheet date, divided by the sum of both the current and long term portion of debt plus total stockholders' equity as of balance sheet date;

Return on invested capital - calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders' equity;

Return on common equity - calculated as the prior 12 months net income, divided by the trailing five quarters average common stockholders' equity.

Statements that use the words "expect," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing (December 29, 2003) under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

For further information, visit the Company's website at www.quanex.com.

 QUANEX CORPORATION
 CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share data)
 (Unaudited)

    Three months ended                           Nine months ended
          July 31,                                    July 31,
    2004          2003                           2004         2003

  $ 424,091    $ 247,386    Net sales         $1,089,535    $ 703,012
    357,059      204,466    Cost of sales        937,272      585,913
                            Selling,
                             general and
                             administrative
     18,129       11,784     expense              47,337       37,047
                            Depreciation
                             and
     13,561       10,815     amortization         39,186       33,038
                            Gain on sale
          -            -     of land                (454)        (405)
 ----------   ----------                      ----------   ----------
     35,342       20,321    Operating income      66,194       47,419
     (1,735)        (620)   Interest expense      (4,491)      (2,344)
                            Retired executive
                              life insurance
          -        2,152      benefit                  -        2,152
       (209)         468    Other, net               613        2,432
 ----------   ----------                      ----------   ----------

                            Income from
                             continuing
                             operations
     33,398       22,321     before taxes         62,316       49,659
                            Income tax
    (12,363)      (7,329)    expense             (23,071)     (17,234)
 ----------   ----------                      ----------   ----------

                            Income from
                             continuing
     21,035       14,992     operations           39,245       32,425
                            Loss from
                             discontinued
                             operations,
    (3,277)      (1,369)     net of taxes         (3,516)      (2,654)
 ----------   ----------                      ----------   ----------
   $ 17,758     $ 13,623    Net income          $ 35,729     $ 29,771
 ==========   ==========                      ==========   ==========

                            Basic earnings
                           per common share:

                            Earnings from
                             continuing
     $ 1.28       $ 0.93     operations           $ 2.39       $ 2.00
                            Loss from
                             discontinued
    $ (0.20)     $ (0.08)    operations          $ (0.21)     $ (0.16)
 ----------   ----------                      ----------   ----------
                            Basic earnings
     $ 1.08       $ 0.85      per share           $ 2.18       $ 1.84
 ----------   ----------                      ----------   ----------

                            Diluted
                             earnings per
                             common share:

                            Earnings from
                             continuing
     $ 1.26       $ 0.92     operations           $ 2.35       $ 1.98
                            Earnings from
                             discontinued
    $ (0.20)     $ (0.08)    operations          $ (0.21)     $ (0.16)
 ----------   ----------                      ----------   ----------
                            Diluted
                             earnings
     $ 1.06       $ 0.84     per share            $ 2.14       $ 1.82
 ----------   ----------                      ----------   ----------

                            Weighted
                             average
                             common shares
                             outstanding:

     16,464       16,055    Basic                 16,401       16,176
     16,724       16,267    Diluted               16,668       16,401

                            Cash
                             dividends
     $ 0.19       $ 0.17     per share            $ 0.53       $ 0.51

 QUANEX CORPORATION
 INDUSTRY SEGMENT INFORMATION
 (In thousands)
 (Unaudited)

    Three months ended                           Nine months ended
         July 31,                                     July 31,
 ----------------------                        ---------------------
     2004        2003                              2004       2003
 ----------   ---------                        ----------  ---------
                            Net sales:

  $ 225,956    $ 98,262   Vehicular Products    $ 570,484  $ 296,719
    198,135     149,124   Building Products       519,051    406,293
 ----------  ----------                        ----------  ---------
  $ 424,091   $ 247,386      Net sales         $1,089,535  $ 703,012
 ----------  ----------                        ----------  ---------

                           Operating income:

   $ 24,952    $ 11,712   Vehicular Products     $ 47,530   $ 38,043
     20,280      12,298   Building Products        37,862     20,683
     (9,890)     (3,689)  Corporate and Other     (19,198)   (11,307)
 ----------  ----------                         ---------  ---------
   $ 35,342    $ 20,321      Operating Income    $ 66,194   $ 47,419
 ----------  ----------                         ---------  ---------

 QUANEX CORPORATION
 CONSOLIDATED BALANCE SHEETS
 (In thousands)
 (Unaudited)

         July 31,                                  October 31,
 ----------------------------------------------------------------
   2004         2003                            2003       2002
 --------     --------                        --------   --------
                          Assets

                           Cash and
 $ 39,071     $ 10,831     equivalents        $ 22,108   $ 18,283
                          Accounts and
                           notes
  185,670      118,496     receivable, net     116,596    114,021
  127,195       97,588    Inventories           77,261     86,649
                          Deferred income
    8,203        6,268     taxes                 5,647      8,038
                          Other current
    3,092        1,372     assets                1,545        742
                          Current assets
                           of discontinued
   12,503       10,427     operations           10,291     10,198
 --------     --------                        --------   --------
                         Total current
  375,734      244,982       assets            233,448    237,931
                          Property, plant
  850,259      752,154     and equipment       757,491    737,969
                          Less accumulated
 (484,183)    (438,040)     depreciation      (447,041)  (413,341)
 --------     --------                        --------   --------
                         Property, plant
                            and equipment,
  366,076      314,114      net                310,450    324,628
  138,924       66,436    Goodwill, net         66,436     66,436
                          Cash surrender
                           value insurance
   24,972       24,651     policies, net        24,536     25,799
   28,137        2,784    Intangibles, net       2,755      2,870
    9,601        3,442    Other assets           3,521      5,251
                          Long-term assets
                           of discontinued
   27,431       43,205     operations           42,321     49,905
 --------     --------                        --------   --------
 $970,875     $699,614       Total assets     $683,467   $712,820
 ========     ========                        ========   ========
                          Liabilities and
                           stockholders'
                           equity

 $143,876     $ 73,476    Accounts payable    $ 86,285   $ 74,169
                          Accrued
   46,480       34,807      liabilities         35,926     44,096
                          Income taxes
    8,603        2,884     payable               8,098      6,969
                          Other current
       12          --      liabilities              46      3,970
                          Current
                           maturities of
    3,554          425     long-term debt        3,877        434

                          Current liabilities
                           of discontinued
    4,817        5,675     operations            6,433      7,296
 --------     --------                        --------   --------
                            Total current
  207,342      117,267       liabilities       140,665    136,934
  190,558       69,394    Long-term debt        15,893     75,131
                          Deferred pension
    6,444        5,605      credits              7,781      4,928
                          Deferred
                           postretirement
    7,864        8,035     welfare benefits      7,845      7,928
                          Deferred income
   68,193       51,991      taxes               51,782     50,760
                          Non-current
                           environmental
    5,000       13,624     reserves             13,517     15,353
    2,776          286    Other liabilities        283        359
                          Long-term
                           liabilities of
                           discontinued
      252          414     operations              542         32
 --------     --------                        --------   --------
                            Total
  488,429      266,616       liabilities       238,308    291,425
                            Total
                             stockholders'
  482,446      432,998       equity            445,159    421,395
 --------     --------                        --------   --------

                            Total liabilities
                             and
                             stockholders'
 $970,875     $699,614       equity           $683,467   $712,820
 ========     ========                        ========   ========

 QUANEX CORPORATION
 CONSOLIDATED STATEMENTS OF CASH FLOW
 (In thousands)
 (Unaudited)

                                                 Nine months ended
                                                      July 31,
                                             --------     --------
                                                2004        2003
                                             --------     --------
 Operating activities:

 Net income                                  $ 35,729     $ 29,771
 Loss from discontinued operations              3,516        2,654

 Net income from continuing
  operations
 Adjustments to reconcile net income
  to cash provided by
   operating activities:
   Gain on sale of land                          (454)        (405)
   Retired executive life
    insurance benefit                             -         (2,152)
   Depreciation and amortization               39,585       33,301
   Deferred income taxes                       11,308        3,263
   Deferred pension and
    postretirement benefits                    (1,318)         784
                                             --------     --------
                                               88,366       67,216
 Changes in assets and liabilities,
   net of effects from acquisitions
   and dispositions:
    Decrease (Increase) in accounts
     and notes receivable                     (46,026)      (4,054)
    (Increase) in inventory                   (10,237)     (10,939)
    Increase in accounts payable               35,670         (693)
    Increase (Decrease) in
     accrued liabilities                        4,496       (9,289)
    Increase (Decrease) in income
     taxes payable                             (2,723)      (4,085)
    Other, net                                  1,395       (5,136)
 Operating cash flow from
   discontinued operations                      2,576        8,917
                                             --------     --------

 Cash provided by operating
   activities                                  73,517       41,937
 Investment activities:
  Acquisitions, net of
   cash acquired                             (214,579)         -
  Proceeds from sale of land                      637        2,832
  Capital expenditures, net
   of retirements                             (12,672)     (22,413)
  Other, net                                     (491)      (3,383)
  Cash used for investment
   activities from discontinued
   operations                                    (557)        (339)
                                             --------     --------
 Cash used for investment
  activities                                 (227,662)     (23,303)
 Financing activities:
  Bank borrowings (repayments), net           175,000       (5,000)
  Purchases of Quanex common stock                  -      (13,515)
  Common dividends paid                        (8,386)      (8,120)
  Issuance of common stock, net                 9,667        2,809
  Other, net                                   (5,182)      (2,260)
 Cash used for financing
  activities                                  171,099      (26,086)
                                             --------     --------
   Effect of exchange rate
    changes on cash and
    equivalents                                     9          -
 Increase (Decrease) in cash                   16,963       (7,452)

 Beginning of period cash
   and equivalents                             22,108       18,283
                                             --------     --------
 End of period cash and
  equivalents                                $ 39,071     $ 10,831
                                             ========     ========

CONTACT:

Financial Contact:  Jeff Galow, 713/877-5327
Media Contact:  Valerie Calvert, 713/877-5305